BRT APARTMENTS CORP. COMPLETES SALE FOR $11.4 MILLION GAIN

Great Neck, New York –September 1, 2022 – BRT Apartments Corp. (NYSE:BRT) today announced that the unconsolidated joint venture in which it holds an 80% equity interest, completed the sale of a 204-unit multifamily property, Waters’ Edge, located in Columbia, South Carolina, for approximately $32.4 million. BRT generated an approximate 20% IRR from this property over the six years it was owned. BRT received net proceeds of approximately $13.3 million from the sale and estimates it will recognize an $11.4 million gain and $385,000 of mortgage prepayment charges, representing its share of such gain and charge. In 2021, this property contributed $66,000 of equity in loss of unconsolidated joint ventures.

The Company is using the net proceeds of the sale to pay down debt on the credit facility.

Jeffrey A. Gould, Chief Executive Officer and President commented, “This sale demonstrates our ability to unlock the significant value of properties in our portfolio. Our ability to execute effectively on targeted dispositions provides additional flexibility to our capital structure. This will enable us to expand our portfolio over time in an accretive manner, as we build sustainable value for all of our stockholders.”

Forward Looking Statements:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Cautionary Statement Regarding Forward Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter for a discussion of factors that could cause BRT’s actual results, performance or achievements to differ materially from its expectations.

About BRT Apartments Corp.:

BRT is a real estate investment trust that either directly, or through joint ventures, owns, operates and, to a lesser extent, develops multi-family properties. Additional financial and descriptive information on BRT, its operations and its portfolio, is available at BRT’s website at: www.brtapartments.com. Interested parties are encouraged to review BRT’s Annual Report on Form 10-K for the year ended December 31, 2021, and the other reports filed thereafter with the Securities and Exchange Commission for additional information.

Contact: Investor Relations
BRT Apartments Corp.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.brtapartments.com.
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